BRF S.A.

Publicly-Traded Company with Authorized Capital

Brazilian Registry of Legal Entities (CNPJ) 01.838.723/0001-27

Company Register Identification Number (NIRE) 42.300.034.240

Securities and Exchange Commission (CVM) 1629-2

Minutes of the 3rd Extraordinary Board Of Directors' Meeting

Held on February 25, 2016

1.                  Date, Time and Place: Held on February 25, 2016, at 16:00PM, at the office of BRF S.A. (“Company”) located at Rua Hungria, No. 1.400, 5º floor, Sala 5F, in the City of São Paulo, State of São Paulo.

2.                 Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

3.                 Call of Meeting and Attendance: The call of meeting was duly made pursuant to the Company's By-Laws, with the majority of the members of the Board of Directors on duty attending: Messrs Abilio dos Santos Diniz, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos, Walter Fontana Filho and Henri Philippe Reichstul.

4.                 Agenda: To resolve on the payment of Dividends by the Company.

5.                  Resolutions: The members of the Board of Directors, by unanimous vote and without any safeguards, in compliance with the provision in item 16, article 18 of the Company's By-Laws, approved the proposal presented by the Executive Office for the payment of complementary dividends related to the fiscal year ended on December 31, 2015, in the total amount of R$ 98,209,656.74, equivalent to R$ 0.121749293 per outstanding share on this date ("Dividends"). The Dividends shall be paid on April 1, 2016, to the shareholders registered in the Company's registry on March 10, 2016, with their shares being traded "ex-rights" starting from March 11, 2016, including. The procedures related to the payments of Dividends shall be stated by the Company by means of Notice to the Shareholders, to be disclosed on the date hereof.

The Company's Officers are hereby authorized to act as required and execute any and all documents required for the implementation of the resolutions hereby approved, including to represent the Company in the exercise of its voting right on resolutions of the corporate entities of its subsidiary companies, as the case may be.

6.                 Documents Filed at the Company: The documents related to the subjects in the agenda supporting the resolutions made by the Board of Directors' members and/or information provided during the meeting are filed at the Company's headquarters.

BRF S.A.

Publicly-Traded Company with Authorized Capital

Brazilian Registry of Legal Entities (CNPJ) 01.838.723/0001-27

Company Register Identification Number (NIRE) 42.300.034.240

Securities and Exchange Commission (CVM) 1629-2

Minutes of the 3rd Extraordinary Board Of Directors' Meeting

Held on February 25, 2016

7.                  Approval and Execution of the Minutes: Having nothing further to discuss, the Chairman closed the meeting by recording these minutes as a summary, which were read, found to be compliant and signed by all members. Signatures: Board: Mr. Abilio dos Santos Diniz – Chairman; Ms. Larissa Brack Trisotto – Secretary. Directors: Messrs Abilio dos Santos Diniz, José Carlos Reis de Magalhães Neto, Luiz Fernando Furlan, Manoel Cordeiro Silva Filho, Renato Proença Lopes, Vicente Falconi Campos, Walter Fontana Filho and Henri Philippe Reichstul.

I hereby certify that this is a true copy of the minutes recorded in Book No. 5 pages 14 to 15, of minutes of Ordinary and Special Board of Directors' Meetings of the Company.

____________________________________

Larissa Brack

Secretary